EXHIBIT (q)(2)

POWER OF ATTORNEY

We, the undersigned officers and Trustees of Currency Income Advantage Portfolio, a Massachusetts business trust, do hereby severally constitute and appoint Thomas E. Faust Jr., Maureen A. Gemma, James F. Kirchner or Deidre E. Walsh, or any of them, to be true, sufficient and lawful attorneys, or attorney for each of us, to sign for each of us, in the name of each of us in the capacities indicated below, any Registration Statement and any and all amendments (including post-effective amendments) to such Registration Statement filed by Eaton Vance Mutual Funds Trust with the Securities and Exchange Commission in respect of shares of beneficial interest and other documents and papers relating thereto.

IN WITNESS WHEREOF we have hereunto set our hands on the dates set opposite our respective signatures.

Signature	Title	Date
/s/ John R. Baur John R. Baur	President and Principal Executive Officer	June 10, 2013
/s/ James F. Kirchner James F. Kirchner	Treasurer and Principal Financial and Accounting Officer	June 10, 2013
/s/ Scott E. Eston Scott E. Eston	Trustee	June 10, 2013
/s/ Benjamin C. Esty Benjamin C. Esty	Trustee	June 10, 2013
/s/ Thomas E. Faust Jr. Thomas E. Faust Jr.	Trustee	June 10, 2013
/s/ Allen R. Freedman Allen R. Freedman	Trustee	June 10, 2013
/s/ William H. Park William H. Park	Trustee	June 10, 2013
/s/ Ronald A. Pearlman Ronald A. Pearlman	Trustee	June 10, 2013
/s/ Helen Frame Peters Helen Frame Peters	Trustee	June 10, 2013
/s/ Lynn A. Stout Lynn A. Stout	Trustee	June 10, 2013
/s/ Harriett Tee Taggart Harriett Tee Taggart	Trustee	June 10, 2013
/s/ Ralph F. Verni Ralph F. Verni	Trustee	June 10, 2013